UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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NELNET, INC.
(Name of Registrant as Specified in its Charter)

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The following communication was included in the 2021 Letter to Shareholders of Nelnet, Inc. (the “Company”) from Jeffrey R. Noordhoek, the Company’s Chief Executive Officer, furnished as Exhibit 99.3 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on February 28, 2022:
Where We Are Going/Closing
It wasn’t all positive in our corner of the world last year, as 2021 also came with some hard times. We lost one of our dear friends and board members, JoAnn Martin, to a rapid onset disease. JoAnn had an illustrious career as CEO of Ameritas Corporation. She was an icon in our community, and we miss her counsel and wisdom greatly in our meetings.

In 2022, our longest-serving board member, Jim Abel, will be retiring from the board. Jim has been a key mentor to Mike, me, and the entire senior management team. He has always held our feet to the fire, reminded us of our duty to all our constituents (customers, associates, communities, and shareholders), has challenged us when we needed it most, and more importantly, coached us up when we needed it. Jim will be greatly missed in our board room.

With change comes opportunity. With open positions to fill and as part of our ongoing board refreshment and succession process, our Nominating and Corporate Governance Committee has carefully vetted and considered multiple candidates for the Nelnet board and is recommending three individuals for appointment, which we expect to happen in the coming weeks. Each will come with a different set of talents and skills. Jona Van Deun is the president of the Nebraska Tech Collaborative, which was established to attract top technologists to our home state. With an extensive background in politics and public affairs, Jona was formerly vice president of Small Business Coalitions and Engagement for the U.S. Chamber of Commerce in Washington, D.C., before returning home as president of the Nebraska Tech Collaborative. She will bring much-needed technology and talent acquisition expertise to the board. Adam Peterson is co-CEO and president of Boston Omaha, a public holding company with businesses engaged in several sectors including advertising, insurance, telecommunications, and real estate. The company's principal objective is to grow intrinsic value per share at an attractive rate, while seeking to maintain a strong financial position. Adam’s Magnolia Capital Fund, which is a significant shareholder of Boston Omaha, also happens to be one of Nelnet’s largest external, non-management shareholders. Adam will bring a wealth of relevant investment expertise to our board meetings. We will also be adding Matthew Dunlap, Mike’s eldest son, to the board to further add succession planning and consultation from our largest shareholder group, the Dunlap family. Matt is currently a managing director in our Nelnet Business Services division. Matt went to undergraduate school at Northwestern University and law school at the University of Nebraska and has been working for the company for about five years. We have lofty aspirations for Matt as he works in the various divisions of Nelnet. (For important additional information about the expected new board members, see the “Additional Information” caption below.)

Additional Information

More information about the expected new board members will be in an 8-K we’ll file with the Securities and Exchange Commission (SEC) shortly after they are appointed, and in our definitive proxy materials to be filed for the 2022 annual meeting of shareholders scheduled for May 19, 2022. We currently expect Adam Peterson will be appointed to the board as a Class II director, which means his term will expire at the 2022 annual meeting and that the board will recommend that shareholders elect him to continue as a Class II director. We also expect to file our definitive proxy materials in April 2022, which will include information about the participants in the solicitation of proxies and a description of their direct or indirect interests, by security holdings or otherwise. Shareholders should read the proxy statement when it is available because it contains important information. Shareholders and investors will be able to get the proxy statement and any other relevant filed documents, free of charge, on the SEC’s website at www.sec.gov and on our investor relations website at www.nelnetinvestors.com once such documents have been filed.